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                                                                      Exhibit 4c

                       STOCK OPTION AND PURCHASE AGREEMENT

                  THIS STOCK OPTION AND PURCHASE AGREEMENT (this "Agreement") is made as of this 8th day of December, 1998 between Michael Kassouff ("Seller") and Nevada Energy Company, Inc. ("Buyer").

                                    RECITALS

                  A. Pursuant to Section 1129 under Chapter 11 of Title 11 of the United States Code, the Bankruptcy Code, a plan of reorganization of Buyer (the "Plan") was confirmed on September 15, 1998 by Order of the United States Bankruptcy Court for the District of Nevada, Case No. BK-97-30265-BMG.

                  B. The Plan contains a provision requiring Buyer to repurchase the shares of Series B Preferred Stock of Buyer owned by Seller for a per share price of 100,000 shares of Class A Common Stock and a twenty-four (24) month option to purchase an additional 100,000 shares of Class A Common Stock at an exercise price of $0.10 per share.

                  C. Seller owns one (1) share of Series B Preferred Stock, $0.01 par value per share (the "Stock"), of Buyer.

                  NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                  1. Stock Purchase. Seller shall sell, assign and transfer to Buyer and Buyer shall purchase from Seller the Stock in exchange for a per share price of 100,000 shares of Class A Common Stock of Buyer and a twenty-four (24) month option to purchase an additional 100,000 shares of Class A Common Stock of Buyer at an exercise price of $0.10 per share.

                  2. Payment. Buyer shall deliver certificates representing 100,000 shares of Class A Common Stock of Buyer in favor of Seller, concurrently with the execution hereof, the receipt of which Seller hereby acknowledges. In addition, Buyer hereby grants to Seller the right and option to purchase an additional 100,000 shares of Class A Common Stock of Buyer subject to, and in accordance with, the following terms and conditions (the "Option"):
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                  2.1.     The purchase price at which Seller shall be entitled
                           to purchase shares of Class A Common Stock of Buyer upon exercise of the Option shall be $0.10 per share.

                  2.2. The Option shall be exercisable to the extent and in the manner provided herein for a period of twenty-four (24) months from the date of this Agreement.

                  2.3. Subject to the terms and conditions of this Agreement, including the limitation set forth in
                           Section 2.2 above, the Option may be exercised in whole at any time, or in part from time to time, by delivery of written notice to the Buyer at its principal executive office. Such notice shall state the number of shares in respect of which the Option is being exercised and shall be signed by Seller. If requested by Buyer, Seller shall deliver this Agreement to the Secretary of the Buyer who shall endorse thereon a notation of such exercise.

                  2.4. The notice of exercise described in Section 2.3 above shall be accompanied by the full purchase price for the shares in respect of which the Option is being exercised, in cash or by check.

                  2.5. Upon receipt of notice of exercise and full payment for the shares in respect of which the Option is exercised, Buyer shall take such action as may be necessary to effect the transfer to Seller of the number of shares as to which such exercise was effective.

                  2.6. Seller shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to any shares subject to the Option until (i) the Option shall have been exercised pursuant to the terms of this Agreement and Seller shall have paid the full purchase price for the numbers of shares in respect of
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                           which the Option is exercised, (ii) Buyer shall have
                           issued and delivered to Seller certificates evidencing the shares, and (iii) Seller's name shall have been entered as a stockholder of record on the books of Buyer, whereupon Seller shall have full voting and other ownership rights with respect to such shares.

                  2.7. Buyer shall take such action as is necessary to reserve a sufficient number of shares of Class A Common Stock for issuance upon exercise of the Option.

                  2.8. The Option shall not be transferable other than by will or by the laws of descent and distribution. During the lifetime of Seller, the Option shall be exercisable only by Seller. Any shares that Seller acquires upon exercise of the Option may be transferred freely upon registration under the Securities Act and any applicable state securities laws, or pursuant to an exemption from registration under the Securities Act of 1933 and applicable state securities laws.

                  2.9. Subject to the terms and conditions of this Agreement, upon the effective date of the liquidation or dissolution of Buyer, the Option shall continue in effect in accordance with its terms and Seller shall be entitled to receive in respect of all shares subject to the Option, upon exercise of the Option, the same number and kind of stock, securities, cash, property or other consideration that each holder of shares was entitled to receive in such transaction.

                  2.10 If there shall be any capital reorganization, or consolidation, or merger of the Buyer with any other entity, or any sale of all or substantially all of the Buyer's property
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                           and assets to any other entity, Buyer shall take
                           appropriate action to enable Seller to receive upon any subsequent exercise of the Option, in whole or in part, in lieu of any common shares of Buyer, the share or shares, securities, interest or interests, or other assets as were issuable or payable upon such reorganization, consolidation, merger, or sale in respect of or in exchange for such common shares.

                  2.11 Each certificate representing Common Stock initially issued upon exercise of an Option, unless at the time of the exercise the Company has completed an initial public offering of its Common Stock and the sale of shares to Seller pursuant to the exercise of the Option has been registered under the Securities Act, shall bear the following legend:

                           THE SHARES REPRESENTED BY THIS CERTIFICATE
                           HAVE NOT BEEN REGISTERED UNDER THE
                           SECURITIES ACT OF 1933, AS AMENDED, AND MAY
                           BE OFFERED AND SOLD ONLY IF SO REGISTERED OR
                           IN A MANNER EXEMPT FROM REGISTRATION UNDER
                           SUCH ACT. IN ADDITION, THE TRANSFER OF THESE
                           SECURITIES IS SUBJECT TO THE CONDITIONS SET
                           FORTH IN A STOCK OPTION AGREEMENT DATED
                           DECEMBER__, 1998 BETWEEN MICHAEL KASSOUFF
                           AND NEVADA ENERGY COMPANY, INC. NO TRANSFER
                           OF THESE SECURITIES SHALL BE EFFECTIVE UNTIL
                           SUCH CONDITIONS HAVE BEEN FULFILLED.


                           Certificates issued upon the transfer of any
                           such shares of Class A Common Stock shall
                           also bear this legend, unless Buyer shall
                           have waived the requirement of such legend.
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                  2.12     Seller hereby represents and warrants to Buyer that
                           Seller is acquiring the Option and any Class A Common Stock acquired by him pursuant to the exercise of the Option for his own account, for investment and not with a view to the sale or distribution thereof, nor with any present intention to distribute or sell the Class A Common Stock.

                  3. Surrender of Shares. Concurrently with the execution hereof, Seller shall deliver to Buyer Certificate No. B4 which represents the Stock duly endorsed for transfer to Buyer, receipt of which Buyer hereby acknowledges. Seller further covenants and agrees to take any and all reasonable steps necessary to transfer legal ownership of the Stock to Buyer.

                  4. Representation of Seller. Seller represents and warrants that he is the sole owner, both of record and beneficially, of the Stock and the Stock is free and clear of all claims, liens, charges and assessments of any kind whatsoever.

                  5. Survival of Representation and Warranties. All representations and warranties made hereunder shall survive the delivery of the Stock sold hereunder.

                  6. Closing. Closing for this transaction shall occur on December __, 1998.

                  7. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the respective parties hereto, their legal representatives, successors and assigns.

                  8. Entire Agreement. This Agreement is intended by the parties hereto as a final expression of their agreement with respect to the subject matter hereof, and is intended as a complete and exclusive agreement of the terms and conditions of that agreement. This Agreement may not be modified, rescinded or terminated orally, and no modification, rescission, termination or attempted waiver of any of the terms, provisions or conditions hereof (including this paragraph) shall be valid unless in writing and signed by the party against whom the same is sought to be enforced.
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                  9. Non-Waiver. No delay or failure by any party to exercise any right under this Agreement, and no partial or single exercise of that right, shall constitute a waiver of that or any other right, unless otherwise expressly provided herein.

                  10. Payment of Legal Expenses. Buyer shall pay all fees and expenses of counsel incurred with respect to this Agreement.

                  11. Headings. Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

                  12. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.

                                     SELLER:
                                     Michael Kassouff


 /s/ (Unknown)                       /s/ Michael Kassouff
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Witness
                                     BUYER:
                                     Nevada Energy Company, Inc.



 /s/ (Unknown)                        /s/ Richard Cascarilla
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Witness                              By: